Exhibit 10 (nn)

WASHINGTON REAL ESTATE INVESTMENT TRUST

SHORT-TERM INCENTIVE PLAN

(Effective January 1, 2009)

Description of Plan Operation

Background: This Short-Term Incentive Plan (“STIP”) replaces the STIP that was in effect for calendar years 2006—2008, which is described in the document titled “Washington Real Estate Investment Trust Short-term Incentive Plan (Effective January 1, 2006).”

Overview: This STIP pays annual cash bonuses to Officers (other than the Managing Director – Leasing) based on the following three calendar year performance measures:

•	WRIT’s actual financial performance measuring funds from operations (FFO) per share against target FFO per share;

•	WRIT’s actual financial performance measuring funds available for distribution (FAD) per share against target FAD per share; and

•	the Participant’s actual individual performance measuring such performance against target quantitative and qualitative measures set for such Participant.

The target FFO per share and FAD per share for financial performance, and target quantitative and qualitative measures for individual performance, are determined as provided in this STIP.

Plan Operation: Set forth below is a description of the operation of this STIP.

1.	Eligibility: Officers (other than the Managing Director – Leasing) who are employed at the commencement of the performance year (January 1) are eligible to participate in the STIP and receive a short-term incentive award (STI award).

An Officer hired after January 1 will not participate, unless the Officer’s offer letter specifies that the Officer will be eligible for an STI award in his or her first year of employment. In this case, the STI award will be pro-rated based on months of employment in the year during which the Participant is employed by WRIT for more than 50% of the days in the month (i.e., 15 or more days in February and 16 or more days in all other months).

2.	Treatment of Officers who are Promoted During the Year: An employee who is promoted to Officer during the year will receive a pro-rated STI award for each portion of the year during which he or she is employed as an Officer, based on months of employment as an Officer relative to months in the year. For this purpose, a month will be treated as a month of employment as an Officer only if the Officer serves as such for more than 50% of the days in that month (i.e, 15 or more days in February and 16 or more days in all other months).

3.	Performance Measure Determination: The target financial performance measures will be initially determined, and ultimately measured against, in the following manner:

•

On or about November of the year preceding the performance year (e.g., November 2009 for the 2010 performance year), the CEO will draft and submit to the Compensation Committee a discussion of the expected market conditions, key indicators and underlying budget assumptions for the coming year, and recommended target FFO per share and target FAD per share. The Compensation Committee will review such recommendations and determine the target FFO per share and target FAD per share for the upcoming performance year at the November meeting (or at such later time as may be determined by the Compensation Committee, taking into account applicable legal and tax considerations).

•	On or about November of the performance year the CEO will draft and submit to the Compensation Committee a memorandum discussing any actual market conditions relative to expected conditions.

•	The Compensation Committee will assess the market changes and decide whether to adjust the performance outcome for incentive purposes.

•

Only dramatic improvements or declines in market conditions will result in an adjustment to the performance outcomes. Any adjustments will in all cases be 5% or less (added or subtracted to the performance outcome versus goal percentage) and will be applied at the discretion of the Compensation Committee.

The target individual performance measures will be initially determined, and ultimately measured against, in the following manner:

•

On or about November of the year preceding the performance year, each Participant will submit proposed target quantitative and qualitative measures to his or her STIP supervisor. The STIP supervisor is determined as follows:

•	For the CEO, the STIP supervisor is the Compensation Committee

•	For all other Participants, the STIP supervisor is the CEO or other Officer to whom such Participant directly reports

The STIP supervisor will review such proposed target quantitative and qualitative measures and then determine the final target quantitative and qualitative measures to be utilized for the performance year. While the STIP supervisor will review the proposed target quantitative and qualitative measures submitted by the Participant, the STIP supervisor will determine the final target quantitative and qualitative measures to be utilized for the performance year in his, hers or its sole discretion (subject to the requirement that, if the STIP supervisor is an Officer other than the CEO, any target quantitative and qualitative measures must also be reviewed and approved by the CEO). Each STIP supervisor will approve target quantitative and qualitative measures for the upcoming performance year by the following deadlines: (i) for the Compensation Committee, at the November meeting (or at such later time as may be determined by the Compensation Committee, taking into account applicable legal and tax considerations), and (ii) for other STIP supervisors, by December 15 (or at such later time as may be determined by the CEO, taking into account applicable legal and tax considerations). If the Participant begins employment after January 1 and his or her offer letter specifies that he or she will be eligible for an STI award in such year, or an employee is promoted to Officer after January 1 of a year, then in each case the Participant’s target goals and metrics will be determined by the STIP supervisor in the manner set forth above no later than one month after employment commences or the promotion has occurred. For each Participant other than the CEO, the CEO will notify the Compensation Committee of the target quantitative and qualitative measures after they are determined as set forth above.

•

On or about November of the performance year the Participant may draft and submit to the applicable STIP supervisor a memorandum discussing the Participant’s performance relative to his or her target quantitative and qualitative measures.

•

The STIP supervisor will review any such memorandum and then determine, in his, her or its sole discretion, the level of actual performance of the Participant relative to target quantitative and qualitative measures (subject to the requirement that, if the STIP supervisor is an Officer other than the CEO, any determination of actual performance relative to target quantitative and qualitative measures must also be reviewed and approved by the CEO in his or her sole discretion). For each Participant other than the CEO, the CEO will notify the Compensation Committee of the level of actual performance of such Participant relative to target quantitative and qualitative measures after such actual performance is determined as set forth above.

•	All target quantitative and qualitative measures will be expressed in performance levels ranging from 1 to 5 in order to coordinate with the applicable percentages in Appendix A.

4.	Determination of STI Awards: STI payouts, as a percentage of base salary, for each level of achievement, are attached as Appendix A. For purposes of determining STI awards, the three performance measures will be weighted as follows

•	50% FFO per share

•	30% FAD per share

•	20% individual performance

Such weightings are reflected in the STI payout levels set forth in Appendix A.

Notwithstanding the STI payout levels set forth in the Appendix A, the Compensation Committee has discretion to adjust the payout upward or downward to recognize individual contributions.

5.	Payment Dates, Form of Payment: Each Officer will receive 80% of his or her STI award in cash on or about December 15 of the performance year, based on 11 months of actual results and projected results for December of the performance year, unless the Officer makes a deferral election in which case Section 8 below will govern. Officers will receive the balance (based on the full 12 months of actual results) on or about February 15 after the end of the performance year.

6.	Conditions for Payment: An Officer must be employed on December 31 to receive the February 15 payment, subject to exceptions for absences on authorized leave of one month or longer, and terminations on account of retirement, death, total and permanent disability, or layoff as a result of a reduction in force. In each of these cases STI awards will be pro-rated based on months of employment in the year. For this purpose, a month will be treated as a month of employment only if the Participant is employed as an Officer for more than 50% of the days in that month (i.e., 15 or more days in February and 16 or more days in all other months).

•	Retirement means termination of employment on or after age 65, or on or after age 55 with 20 years of continuous service

•

Total and permanent disability means a medical or physical impairment which can be expected to result in death and/or last for a continuous period of at least 12 months, as a result of which the Participant is receiving income replacement benefits for a period of at least three months from an accident or health plan covering WRIT employees.

7.	Change in Control: The performance period will end on the date of a Change in Control. Each Participant who is employed by WRIT on the date of the Change in Control will receive a pro rata STI award based on months of employment through the end of the performance period. The amount of the STI award to be prorated will be based on prorated targets through the end of the performance period. For this purpose, a month will be treated as a month of employment only if the Officer is employed for more than 50% of the days in that month (i.e., 15 or more days in February and 16 or more days in all other months). If a Participant has terminated employment before the Change in Control on account of death, total and permanent disability, retirement, or a layoff on account of a reduction in force, or on account of the Change in Control, his or her STI award will be based on prorated targets through the end of the performance period and his or her months of employment relative to the months of employment he or she would have had he or she been employed on the date of the Change in Control.

•

A termination that occurs after a Change in Control and is involuntary or for good reason (i.e., one of the following (i) a material diminution in base compensation; (ii) a material diminution in authority, duties or responsibilities; (iii) a material diminution in authority, duties, responsibilities of the supervisor to whom the Participant reports; (iv) a material change in the geographic location at which the Participant must perform the services; or (v) any other action or inaction that constitutes a material breach of an employment agreement between WRIT and the Participant (if any)) will be considered on account of a Change in Control. If a termination that is involuntary or for good reason occurs within 90 days before a Change of Control, it will be considered on account of a Change in Control, provided WRIT or its successor cannot demonstrate through a preponderance of evidence that the termination was not on account of the Change in Control.

•	The definition of Change in Control is the same as the definition in the Washington Real Estate Investment Trust 2007 Omnibus Long Term Incentive Plan.

8.	Deferral Election: Each Officer may elect to defer up to 100% of the STI award amount payable on or about December 15 by making a deferral election under the WRIT Deferred Compensation Plan for Officers. Elections must be made by December 15 of the year prior to the performance year. The deferral must be for at least five years unless the final 409A regulations clearly indicate that the deferral may be made for fewer than five additional years. If a participant makes a deferral election his or her STI award will be converted to RSUs and held under the Deferred Compensation Plan until the end of the deferral period. Deferred amounts will be matched 25% in RSUs. (For details on the Deferred Compensation Plan, see separate summary entitled “WRIT Deferred Compensation Plan Summary.”)

9.	STIP Administration and Interpretation: The STIP will be administered by the Compensation Committee of the Board of Trustees of WRIT, which has the discretion and authority to interpret the STIP. The STIP will be interpreted in a manner consistent with ensuring that STI awards under the STIP are exempt from the application of Section 409A of the Internal Revenue Code as “short-term deferrals” within the meaning of the regulations issued under Section 409A.

10.	Amendment and Termination of the STIP: WRIT reserves the right to amend or terminate the STIP at any time, provided that no amendment will deprive a Participant of any vested right under the STIP.

11.	Effective Date: The STIP is effective January 1, 2009. The provisions of the STIP, as described above, apply to STI awards made for performance years beginning January 1, 2009 and each anniversary thereof.

Appendix A

STIP Payout for as a Percentage of Salary

FFO per Share Payout Levels

Payouts start at 95% performance and end at 110% performance. Payouts for every 1% increase in performance are illustrated below. However, for performance that falls between whole percentage points, payouts will be interpolated.

Performance vs. Target	Payout as % of Salary
	CEO	EVP	SVP	Managing Directors
<95%	0%	0%	0%	0%
95%	25.00%	18.75%	16.25%	12.50%
96%	30.00%	22.50%	19.50%	15.00%
97%	35.00%	26.25%	22.75%	17.50%
98%	40.00%	30.00%	26.00%	20.00%
99%	45.00%	33.75%	29.25%	22.50%
100%	50.00%	37.50%	32.50%	25.00%
101%	55.00%	41.25%	35.75%	27.50%
102%	60.00%	45.00%	39.00%	30.00%
103%	65.00%	48.75%	42.25%	32.50%
104%	70.00%	52.50%	45.50%	35.00%
105%	75.00%	56.25%	48.75%	37.50%
106%	80.00%	60.00%	52.00%	40.00%
107%	85.00%	63.75%	55.25%	42.50%
108%	90.00%	67.50%	58.50%	45.00%
109%	95.00%	71.25%	61.75%	47.50%
>=110%	100.00%	75.00%	65.00%	50.00%

FAD per Share Payout Levels

Payouts start at 95% performance and end at 110% performance. Payouts for every 1% increase in performance are illustrated below. However, for performance that falls between whole percentage points, payouts will be interpolated.

Performance vs. Target	Payout as % of Salary
	CEO	EVP	SVP	Managing Directors
<95%	0%	0%	0%	0%
95%	15.00%	11.25%	9.75%	7.50%
96%	18.00%	13.50%	11.70%	9.00%
97%	21.00%	15.75%	13.65%	10.50%
98%	24.00%	18.00%	15.60%	12.00%

99%	27.00%	20.25%	17.55%	13.50%
100%	30.00%	22.50%	19.50%	15.00%
101%	33.00%	24.75%	21.45%	16.50%
102%	36.00%	27.00%	23.40%	18.00%
103%	39.00%	29.25%	25.35%	19.50%
104%	42.00%	31.50%	27.30%	21.00%
105%	45.00%	33.75%	29.25%	22.50%
106%	48.00%	36.00%	31.20%	24.00%
107%	51.00%	38.25%	33.15%	25.50%
108%	54.00%	40.50%	35.10%	27.00%
109%	57.00%	42.75%	37.05%	28.50%
>=110%	60.00%	45.00%	39.00%	30.00%

Individual Performance Measures

Payouts start at performance level 2 and end at performance level 5. Payouts for every performance level are illustrated below. However, for performance levels that fall between whole performance levels, payouts will be interpolated.

Performance Level	Payout as % of Salary
	CEO	EVP	SVP	Managing Directors
1	0%	0%	0%	0%
2	10.00%	7.50%	6.50%	5.00%
3 (Target)	20.00%	15.00%	13.00%	10.00%
4	30.00%	22.50%	19.50%	15.00%
5	40.00%	30.00%	26.00%	20.00%